Credit Suisse, Asset Finance Group

HE6

All records

1. Geographic Distribution By Balance

Geographic Distribution By Balance	Number of Loans	Aggregate Remaining Principal Balance	% of Principal Balance	wa FICO	wa OLTV	wa COUPON	% Owner Occupied
California	739	$261,105,445.59	25.58%	631	82.29%	8.19%	95.34%
Florida	645	125,666,207.35	12.31	604	81.06	8.404	96.12
Arizona	344	67,435,976.27	6.61	611	80.87	8.434	91.39
Texas	568	63,664,378.42	6.24	603	79.99	8.835	96.08
New Jersey	173	47,465,654.81	4.65	599	80.99	8.735	95.96
Illinois	240	46,540,011.82	4.56	617	85.42	8.768	86.51
Maryland	197	42,621,291.41	4.17	600	81.17	8.149	94.82
New York	142	37,343,221.61	3.66	617	80.27	8.585	94.15
Virginia	137	26,271,337.36	2.57	596	81.34	8.504	98.66
Colorado	116	21,052,302.84	2.06	624	83.23	8.018	94.52
Nevada	85	21,014,565.35	2.06	618	81.38	8.153	97.38
Michigan	150	20,101,680.71	1.97	607	85.43	8.826	91.33
Pennsylvania	149	19,759,096.57	1.94	590	81.89	9.077	94.97
Washington	91	19,590,469.76	1.92	618	83.16	8.258	94.87
Massachusetts	71	18,212,297.75	1.78	591	78.54	8.8	92.73
Georgia	100	13,845,250.76	1.36	605	82.51	8.976	97.68
Ohio	127	13,353,697.28	1.31	596	83.44	8.947	87.86
North Carolina	99	12,646,237.22	1.24	598	81.21	9.047	93.13
Connecticut	57	11,689,210.88	1.14	583	79.11	8.806	94.84
Missouri	100	10,842,504.72	1.06	599	85.66	9.254	86.18
Minnesota	66	10,818,752.47	1.06	624	85.56	8.637	95.5
Indiana	87	9,216,469.31	0.9	595	83.76	9.237	86.68
Oregon	43	9,064,688.81	0.89	611	81.1	8.281	83.97
Tennessee	67	8,401,839.19	0.82	607	85.6	8.592	96.56
Utah	45	8,306,552.91	0.81	638	86.05	8.718	81.25
South Carolina	62	8,039,057.23	0.79	598	80.04	9.049	94.52
New Hampshire	32	6,078,533.61	0.6	578	75.66	8.837	95.84
Oklahoma	61	5,880,968.91	0.58	595	82.52	8.866	90.8
Louisiana	53	5,678,107.15	0.56	593	84.32	8.897	93.87
New Mexico	38	5,520,660.97	0.54	612	84.7	9.15	94.54
Wisconsin	43	5,500,374.38	0.54	579	82.76	9.52	88.52
Rhode Island	17	4,922,320.25	0.48	630	80.02	8.25	96.72
Kentucky	33	3,788,276.13	0.37	600	86.05	9.23	94.64
Hawaii	9	3,772,352.11	0.37	688	80.29	7.218	95.47
Delaware	25	3,483,198.56	0.34	584	81.51	8.722	97.11
Kansas	26	3,008,058.22	0.29	593	85.08	9.285	89.82
Vermont	20	2,910,903.88	0.29	598	79.69	9.023	97.34
Iowa	28	2,362,393.67	0.23	603	81.55	9.126	96.74
Idaho	15	2,122,761.99	0.21	581	76.82	8.319	95.78
Maine	13	1,813,607.64	0.18	569	83.28	9.039	96.41
Alabama	12	1,763,381.34	0.17	620	88.4	9.863	92.47
Mississippi	11	1,712,595.78	0.17	617	79.93	8.182	100
Alaska	8	1,602,461.86	0.16	617	87.31	8.941	100
Wyoming	8	1,170,406.76	0.11	612	81.44	8.127	100
Nebraska	11	1,050,344.34	0.1	606	89.46	9.183	95.03
Arkansas	6	1,033,730.34	0.1	618	84.96	8.387	100
West Virginia	6	698,947.32	0.07	632	78.94	8.52	100
South Dakota	5	472,190.72	0.05	630	85.84	8.999	100
Montana	4	464,238.50	0.05	581	80.7	9.755	100
North Dakota	1	21,851.92	0	595	100	10.99	100
Total:	5185	$1,020,900,864.75	100.00%	612	81.92%	8.50%	94.23%

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2. FICO

FICO	Number of Loans	Aggregate Remaining Principal Balance	% of Principal Balance	wa FICO	wa OLTV	wa COUPON	% Owner Occupied
<= 500	21	$2,919,203.12	0.29%	500	76.06%	9.66%	100.00%
501 - 525	619	95,157,521.18	9.32	513	76.94	9.719	98.06
526 - 550	749	116,893,029.35	11.45	538	73.4	9.215	96.65
551 - 575	265	52,541,216.73	5.15	562	80.75	8.85	90.82
576 - 600	621	125,227,159.18	12.27	589	83.8	8.514	93.4
601 - 625	901	185,458,122.46	18.17	613	84.2	8.318	93.76
626 - 650	949	202,126,796.43	19.8	637	84.82	8.303	93.79
651 - 675	552	115,587,619.90	11.32	662	83.37	7.956	94.81
676 - 700	246	55,904,756.82	5.48	688	84.38	7.832	90.2
701 - 725	114	30,441,433.74	2.98	714	82.34	7.802	94.26
726 - 750	73	17,031,828.71	1.67	737	81.5	7.805	90.46
751 - 775	50	12,986,657.14	1.27	761	81.13	7.904	98.64
776 - 800	23	8,005,334.12	0.78	787	81.92	7.847	88.92
801 - 825	2	620,185.87	0.06	818	87.87	8.556	91.79
Total:	5185	$1,020,900,864.75	100.00%	612	81.92%	8.50%	94.23%
Minimum FICO: 500
Maximum FICO: 819
wa FICO: 612

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3. Loan-to-Value

Loan-to-Value	Number of Loans	Aggregate Remaining Principal Balance	% of Principal Balance	wa FICO	wa OLTV	wa COUPON	% Owner Occupied
10.01 - 20.00	5	$318,884.09	0.03%	527	17.22%	10.77%	81.21%
20.01 - 30.00	22	1,892,022.38	0.19	529	27.02	9.955	100
30.01 - 40.00	41	3,878,716.37	0.38	547	36.07	9.607	78.12
40.01 - 50.00	57	6,327,786.88	0.62	554	45.58	9.306	83.5
50.01 - 60.00	129	18,520,780.92	1.81	556	56.41	8.896	88.66
60.01 - 70.00	491	93,722,331.02	9.18	576	66.17	8.5	93.03
70.01 - 80.00	2326	461,709,596.08	45.23	630	78.72	8.025	97.06
80.01 - 90.00	1186	235,851,011.82	23.1	588	86.91	8.763	87.61
90.01 - 100.00	928	198,679,735.19	19.46	627	95.92	9.206	97.2
Total:	5185	$1,020,900,864.75	100.00%	612	81.92%	8.50%	94.23%
Minimum LTV: 16
Maximum LTV: 100
wa LTV: 81.92

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4. Owner Occupied

Owner Occupied	Number of Loans	Aggregate Remaining Principal Balance	% of Principal Balance	wa FICO	wa OLTV	wa COUPON	% Owner Occupied
Investor Owned	325	$50,734,021.07	4.97%	625	81.47%	9.33%	0.00%
Owner Occupied	4817	961,960,631.45	94.23	611	81.97	8.455	100
Second Home	43	8,206,212.23	0.8	620	79.08	8.987	0
Total:	5185	$1,020,900,864.75	100.00%	612	81.92%	8.50%	94.23%

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5. Documentation Type
Documentation Type	Number of Loans	Aggregate Remaining Principal Balance	% of Principal Balance	wa FICO	wa OLTV	wa COUPON	% Owner Occupied
Full Documentation	3589	$650,763,274.79	63.74%	600	81.22%	8.33%	96.23%
Limited Documentation	300	70,943,551.40	6.95	610	82.35	8.537	92.37
Stated Income	1296	299,194,038.56	29.31	639	83.34	8.883	90.31
Total:	5185	$1,020,900,864.75	100.00%	612	81.92%	8.50%	94.23%

G:\CAS Collateral 2006\Home Equity\ABSC\Deals\ABSC2006-HE6\Termsheet\CAS\ABSC_MO2006-HE6_Ivan.cas

10/25/2006 15:53

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.